Exhibit 99.2

Transaction FAQ

Note: E2open’s merger with Amber Road is subject to customary closing conditions, including regulatory approval.

Please refer to the related press release announcing the merger.

What are the terms of the transaction?

E2open today announced that it has entered into a definitive agreement to acquire Amber Road (NYSE: AMBR) for $13.05 per share in an all-cash transaction valued at approximately $425 million. Through this transaction, AMBR shareholders will receive roughly a 45% premium to our 90-day moving average share price.

This acquisition is subject to customary closing conditions, including regulatory approvals.

Additional details about the definitive agreement will be contained in a Current Report on Form 8-K to be filed by Amber Road with the U.S. Securities and Exchange Commission (the “SEC”).

What is E2open?

E2open is one of the premier cloud-based providers of networked supply chain solutions, featuring a complete portfolio of applications that enable the world’s most complex supply chains to better plan, collaborate, and execute their end-to-end operations. Many of the largest brands, manufacturers, and logistics operators across a range of industries—use the E2open network and platform to orchestrate their global supply chains creating significant efficiencies.

Why did you choose to sell to E2open?

After a thorough review of the strategic opportunities which began in mid-2017, and culminated in a robust process lead by KeyBanc Capital Markets Inc., E2Open was selected by AMBR’s Board of Directors because they believed it was the best deal for shareholders, customers and employees.

Did you run a full strategic process? Were there other bidders?

Yes, our financial advisor, KeyBanc Capital Markets Inc., ran a full strategic process. We believe that the acquisition by E2open provides excellent value for shareholders. The strategic process included several bidders. Amber Road has been exploring strategic interest since mid-2017 and engaged with KeyBanc Capital Markets Inc. in January of 2019 to explore several opportunities.

When is the transaction be expected to close?

We must go through a regulatory approval process that we anticipate will take between 40 to 120 days. We expect the acquisition transaction will close shortly after regulatory approval is obtained and the tender offer is consummated.

What do I do if I am contacted by the press or someone other than customers and prospects?

Do not try to engage with them yourself. For investors, please contact Staci Mortenson (staci.mortenson@icrinc.com) and for media please refer them to Phil Denning (phil.denning@icrinc.com ) who will coordinate the appropriate response.

Additional Information and Where to Find It

The offer for the outstanding shares of Amber Road, Inc. (the “Company”) referenced in this communication (the “Offer”) has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the Offer materials that will be filed with the SEC upon commencement of the Offer. At the time the Offer is commenced, Offer materials will be filed on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company at no expense to them. The Offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC. The Company’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement , including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for the quarterly period ended March 31, 2019, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.